CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Oppenheimer Main Street Fund, Inc.:

We consent to the use of our report dated October 17, 2011, relating to the financial statements and financial highlights of Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Fund, Inc.), incorporated by reference in this Registration Statement of Oppenheimer Main Street Fund, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

       /s/ KPMG LLP

       KPMG LLP

Denver, Colorado

December 23, 2011